Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj: Baldwin & Lyons, Inc.	October 28, 2010
Unaudited Third Quarter Financial Statements	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND NINE MONTHS

Indianapolis, Indiana, October 28, 2010—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced net income for the quarter of $9.2 million, or $.62 per share, compared to net income of $.97 per share for the third quarter of 2009.  Operating income, defined as net income before investment gains and losses, of $2.6 million or $.17 per share and compares to $.29 per share for the third quarter of 2009.  Net investment gains for the third quarter of 2010 were $6.7 million after tax, or $.45 per share, compared to net investment gains of $10.0 million, or $.68 per share, in the same quarter of 2009.

Operating income for the year to date is $7.9 million, or $.53 per share, compared to $16.5 million, $1.12 per share, for the prior year period.  Net investment gains for the year to date were $6.9 million after tax, or $.47 per share, compared to net investment gains of $17.4 million, or $1.18 per share, for the prior year period.  For the first nine months of 2010, net income of $14.8 million or $1.00 per share, compares to $33.9 million or $2.30 per share, in the 2009 period.  The reduction is attributable to the first and third quarters’ catastrophe losses and lower investment gains compared to 2009’s extraordinary recovery year.

Premium written by the Company’s insurance subsidiaries for the current quarter increased 11% when compared to the prior year and has increased 23% for the nine months.  The nine month increase includes higher premium volume from traditional products, including fleet transportation (which increased 18%), as well as the impact of new products, including commercial multi-peri and casualty reinsurance.

Net premium earned also increased 17%, to $52.6 million, for the third quarter of 2010 with both existing and new products up significantly.  For the nine months, earned premium has increased 21% to $157.3 million. The changes in net premium earned, relative to premium written, reflect the time lag between premium written and earned and, to a lesser degree, changes in reinsurance arrangements.

The company’s quarterly consolidated combined ratio for the third quarter was 100.8%, producing an underwriting loss of $.4 million, compared to last year’s third quarter underwriting gain of $2.4 million on a quarterly consolidated combined ratio of 94.7%.  Results were impacted by unusual catastrophe activity in the company’s property  reinsurance  products with the largest loss, presently estimated at $4 million, coming from the New Zealand earthquake which occurred during  the quarter.  Personal auto loss ratios continued at too high a level and  losses in fleet transportation increased slightly.  For the nine months, the consolidated combined ratio was 102.2%, again reflecting catastrophe losses from the first quarter  and the third quarter influences discussed above. This compares to a combined ratio of 91.2% for the nine months of 2009.  All ratios are presented before consideration of fee income.

Investment income decreased 12% from last year’s third quarter as average yields declined by 17%.  For the nine months, investment income was down a similar 12% as average yields declined by 16% although average invested funds increased by 6%.

Shareholders’ equity increased $10.1 million in the third quarter, including $4.1 million in unrealized investment gains.  Dividend payments for the quarter totaled $3.7 million.  For the nine months, shareholders’ equity has decreased $.2 million, reflecting dividend payments of $14.8 million, or $.75 per share, and a reduction in the unrealized investment gains of $2.0 million.  Book value at September 30, 2010 was $25.16.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, October 28 at 11:00 AM ET (New York time) to discuss results for the third quarter ended September 30, 2010.

To participate via teleconference, investors may dial 1-888-471-3835 (U.S./Canada) or 1-719-325-2322 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through November 4, 2010 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 3916416.

Investors and interested parties may also listen to the call via a live webcast, accessible on the company's web site via a link at the top of the main Investor Relations page. To participate in the webcast, please register at least fifteen minutes prior to the start of the call. The webcast will be archived on this site until October 28, 2011.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Operating revenue	$57,056	$50,055	$171,134	$145,123
Net investment gains	10,271	15,441	10,603	26,703

Total revenue	$67,327	$65,496	$181,737	$171,826

Operating income	$2,558	$4,303	$7,873	$16,549
Net investment gains,
net of federal income taxes	6,676	10,037	6,892	17,357

Net income	$9,234	$14,340	$14,765	$33,906

Per share data - diluted:
Average number of shares	14,809	14,734	14,809	14,744

Operating income	$.17	$.29	$.53	$1.12
Net investment gains	.45	.68	.47	1.18

Net income	$.62	$.97	$1.00	$2.30

Dividends paid to shareholders	$.25	$.25	$.75	$.75

Annualized return on average
shareholders' equity:
Operating income	3.0%	5.2%	3.1%	6.8%

Net income	10.9%	17.5%	5.8%	14.0%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	100.8%	94.7%	102.2%	91.2%
Including fee income	99.4%	92.9%	100.5%	89.7%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.